SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994




         To All Santa Fe Pacific Shareholders:

              Top Ten Reasons To Vote Against
               The Burlington Northern Merger

   There are many very good reasons for Santa Fe shareholders to vote "AGAINST" the proposed merger with Burlington Northern. These are our top ten:

   1.  LESS CASH FOR YOU.

   Union Pacific is offering cash for
   100% of your Santa Fe shares.  In
   sharp contrast, the Burlington
   Northern transaction provides cash
   for somewhat more than one-third of
   your Santa Fe shares - and most of
   those shares would be bought by
   Santa Fe itself.

   2.  UNCERTAIN VALUE.

   In a Union Pacific deal, you would
   receive $18.50 per share in cash for
   all your shares.  Even if the
   Burlington Northern merger
   eventually occurs, your remaining
   shares would be exchanged up to
   several years from now for shares of
   Burlington Northern common stock.
   This delay creates uncertainty as to
   value.

   3.  IT COULD BE SOMETIME IN 1997 ...
   With Union Pacific's ICC-approved
   Voting Trust and financing already
   in place, we are positioned to
   purchase and pay for all Santa Fe
   shares within a few weeks of an
   executed Union Pacific/Santa Fe
   merger agreement.  By contrast,
   Santa Fe already has experienced a
   delay in its ICC proceeding - and in
   talking about the Burlington
   Northern merger in its own proxy
   statement, Santa Fe says:
   "consummation of the Merger may not
   occur for two or more years in the
   future."

   4.  ... OR IT COULD NEVER HAPPEN AT ALL.

   With Union Pacific's Voting Trust
   you bear no risk at all of ICC
   approval.  But the Burlington
   Northern merger is subject to ICC
   approval - and you bear the risk
   that such approval might never be
   obtained.

   5.  $900 MILLION OF NEW SANTA FE DEBT.

   Santa Fe says in its proxy statement
   that it "anticipates borrowing up to
   $1.31 billion (of which
   approximately $400 million will be
   to replace existing debt)" in
   connection with its repurchase of
   Santa Fe shares and related matters
   in the cash portion of the Burlington
   Northern transaction.

   6.  WHAT THIS DEBT MEANS TO YOU.

   Santa Fe goes on to say in its proxy
   statement that the "interest expense
   on [Santa Fe's] anticipated borrowings
   would reduce [Santa Fe's] net
   income" and that, although its Board
   believes the proposed borrowing is
   "prudent" - "it is possible that the
   need to repay the debt incurred in
   its borrowing will have a
   detrimental effect on [Santa Fe],
   either before the Merger or if the
   Merger cannot be consummated."  Keep
   in mind that you'll continue to hold
   your remaining Santa Fe shares while
   you wait to see if the ICC approves
   the Burlington Northern merger.

   7.  LOSS OF DIVIDENDS.

   Here's what the Santa Fe proxy
   statement has to say about the
   impact of these new borrowings on
   your dividends:  "[Santa Fe]
   currently does not plan to pay
   dividends for the foreseeable future
   if the [Santa Fe/Burlington Northern
   joint tender offer] is consummated."

   8.  UNION PACIFIC:  READY, WILLING AND ABLE.

   Santa Fe's own Board has concluded:
   "... a strategic combination ... is
   required to protect and enhance
   shareholder value."  If you reject
   the Burlington Northern merger, we
   believe Santa Fe's Board would be
   ready to deal with us in good faith.

   9.  THERE IS A WAY WE CAN ACT ON OUR OWN.

   We have told Santa Fe that we are
   prepared to use the Delaware short-
   form merger statute - and complete
   our tender offer without a merger
   agreement - if at least 90% of Santa
   Fe's shares are tendered and
   impediments such as the "poison
   pill" are eliminated.  We would
   first need ICC approval to amend our
   Voting Trust in certain respects.

   10.  BURLINGTON NORTHERN
        DOESN'T DESERVE YOUR VOTE.

   In November, Union Pacific
   established a voting trust for your
   benefit so you would have no risk or
   delay in connection with ICC
   approval.  Since then, Burlington
   Northern tried many times - each
   time unsuccessfully - to block ICC
   approval of our Voting Trust.  We
   certainly don't think Burlington
   Northern was looking out for your
   best interests when they took those
   actions.


THE FEBRUARY 7 VOTE ON THE BURLINGTON NORTHERN MERGER IS A SHORT TIME AWAY.
              VOTE AGAINST THE BURLINGTON NORTHERN MERGER.
            SIGN, DATE AND RETURN THE GOLD PROXY CARD TODAY.

                 [LOGO]         UNION PACIFIC
                                CORPORATION

  January 25, 1995

  If you need assistance or information please call our solicitor: Morrow & Co., Inc. at (800) 662-5200.

  Union Pacific's tender offer is subject, among other things, to termination of the Burlington Northern/Santa Fe merger agreement in accordance with its terms, negotiation of a merger agreement with Santa Fe in accordance with the terms of Santa Fe's existing merger agreement with Burlington Northern and approval of a Santa Fe/Union Pacific merger agreement by the respective Boards of Directors of Santa Fe and Union Pacific. A vote of shareholders of Santa Fe and Union Pacific is not required to consummate the cash tender offer. The Union Pacific tender offer is not subject to approval of the Interstate Commerce Commission, a due diligence condition or financing.
  The Burlington Northern/Santa Fe merger agreement is subject to the approval of the respective shareholders of Burlington Northern and Santa Fe, and the merger of the Burlington Northern and Santa Fe is subject to the approval of the Interstate Commerce Commission.